UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PEIDMONT COMMUNITY BANK GROUP, INC.

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PIEDMONT COMMUNITY BANK GROUP, INC.

110 Bill Conn Parkway

Gray, Georgia 31032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Piedmont Community Bank Group, Inc., which will be our first annual meeting since we reorganized into a holding company structure on February 7, 2007. At the meeting, we will report on our performance in 2006 and answer your questions. We look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 31, 2007 at 4:30 p.m. at The Jones County Chamber of Commerce located at 161 West Clinton Street, Gray, Georgia 31032 for the following purposes:

1.	To elect four Class I directors to serve for three-year terms expiring at the 2010 Annual Meeting of Shareholders.

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 23, 2007 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior the meeting and will be available at the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible in the envelope provided.

We are enclosing in this package a copy of our 2006 Annual Report, which includes the financial statements and footnote disclosures and Management’s Discussion and Analysis of Financial Condition and Results of Operation for your review. Please note that since we became the holding company for Piedmont Community Bank (the “Bank”) on February 7, 2007 and previously had no operations, the annual report covers the results of the Bank as a stand-alone entity. We look forward to seeing you at our annual meeting on May 31, 2007.

By Order of the Board of Directors,

R. Drew Hulsey, Jr.
Chief Executive Officer

April 27, 2007

Gray, Georgia

PIEDMONT COMMUNITY BANK GROUP, INC.

110 Bill Conn Parkway

Gray, Georgia 31032

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 31, 2007

Our Board of Directors is soliciting proxies for the 2007 annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

VOTING INFORMATION

The Board of Directors set April 23, 2007 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,368,968 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. Provided that a quorum is present, directors will be elected by a plurality of the shares voted at the meeting. Only those votes actually cast will be counted for the purpose of determining whether a particular nominee received sufficient votes to be elected. Accordingly, abstentions and broker non-votes will not effect the outcome of the vote. All other matters that may properly come before the meeting will require the affirmative vote of a majority of the shares voted at the meeting. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

When you sign the proxy card, you appoint Mickey C. Parker or R. Drew Hulsey, Jr. as your representative at the meeting. Mr. Parker and Mr. Hulsey, or either of them, will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Parker or Mr. Hulsey will vote your proxy for the election to the Board of Directors of the Class I nominees listed below under “Election of Class I Directors”. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Parker or Mr. Hulsey will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 27, 2007.

PROPOSAL ONE – ELECTION OF CLASS I DIRECTORS

At the annual meeting four Class I directors will be elected each to serve for a three-year term of office. Our articles of incorporation divide the Board of Directors into three classes, Class I, Class II and Class III, each of which is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each, after the initial terms of one year, two years and three years, respectively. The term of Class I directors expires at the 2007 annual meeting. The Board of Directors has set the number of the Class I directors at four. The Board has nominated the following persons for Class I membership on the Board, and unanimously recommends a vote “FOR” the election of these persons: Arthur J. Goolsby, Dr. John A. Hudson, Robert C. McMahan and Mickey C. Parker.

The Board of Directors unanimously recommends that you vote FOR the election of each of the current nominees as Class I directors.

If you submit a proxy but do not specify how you would like it to be voted, Mr. Parker or Mr. Hulsey will vote your proxy to elect the nominees listed above. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Parker or Mr. Hulsey will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

Directors and Executive Officers

Set forth below is certain information about our directors, including the Class I nominees identified above. Each of our directors has served as a director since our incorporation in 2006 and each director other than Mr. Hulsey has served as a director of Piedmont Community Bank, our bank subsidiary (the “Bank”), since 2001. Mr. Hulsey joined the Bank’s board in 2003 when he became chief executive officer. All of our directors other than R. Drew Hulsey, Jr. and Mickey C. Parker qualify as “independent” directors as defined by Nasdaq Marketplace Rule 4200(a)(15).

CHRISTINE A. DANIELS – Mrs. Daniels, age 57, is a lifelong resident of Jones County. She recently retired from Wachovia Securities where she had spent the past six years employed as a registered sales associate. Prior to that she spent 33 years in the insurance industry (all with CIGNA Insurance Company). During her career Mrs. Daniels received a degree in management from the Insurance Institute of America and worked for ACE Property and Casualty (formerly CIGNA P&C) where she was the Office Manager for the company’s Macon location. Mrs. Daniels has been involved with several organizations, including the American Heart Association, Jones County Little League and the American Cancer Society’s Relay for Life. She currently serves as treasurer for History & Heritage, Inc. and attends Bradley Baptist Church.

FRANKLIN J. DAVIS – Mr. Davis, age 46, was born and raised in Jones County. He is a graduate of Georgia College and State University with a degree in accounting. From 1996 to 2000 Mr. Davis was the owner of Frank J. Davis, CPA firm. From 2001 through 2006 he was a principal partner of Davis, Merritt & Cleveland CPAs. From January 1, 2007 to the present he has been a principal partner of Davis & Cleveland, CPAs. The CPA firm has offices in Gray and Milledgeville, Georgia. He is currently treasurer of Jonesco Golf Association and president of the church basketball league. Mr. Davis and his family are members of Central Baptist Church where he is a choir member and active in the basketball league.

JOSEPH S. DUMAS – Mr. Dumas, age 57, grew up in Hillsboro, Georgia. He is a graduate of Monticello High School and the University of Georgia where he received his Bachelor of Business Administration major in real estate and urban development. Mr. Dumas has been accepted as a Member of the Appraisal Institute (MAI) and is a Certified General Appraiser of the State of Georgia. He is a past Macon-Bibb County Planning and Zoning Commissioner and former Trustee and officer of the Stratford Academy Board of Trustees. He is past president of the Middle Georgia Chapter of Real Estate Appraisers. Mr. Dumas has been the owner and president of Southland Appraisals, Inc. for over 26 years. His company does agricultural, timber and commercial real estate appraisals over the entire state of Georgia. Mr. Dumas is a member of Martha Bowman United Methodist Church.

TERRELL L. FULFORD – Mr. Fulford, age 57, was born in Macon, Georgia. He moved to Jones County in 1963 and graduated from Jones County High School in 1967. He started Fulford and Sons Construction Company in 1972, worked for Georgia Power for several years and formed Fulford and Willis Construction Company in 1982. In 1987 Mr. Fulford purchased Roof Truss Company of which he is the current president and co-owner. He is a member of Sincerity Lodge #430, member and past president of the Lions Club of Jones County, charter treasurer and member of the Jones County Exchange Club, member and former director of the Jones County/Gray Chamber of Commerce, a member of the American Heart Association of Jones County of which he has held both the president and vice president position for several years. Mr. Fulford is active in local government being elected to represent District Three on the Gray City Council.

ARTHUR J. GOOLSBY – Mr. Goolsby, age 64, is a lifelong resident of Jones County. He attended both Middle Georgia College and the University of Georgia, graduating with a degree in geology. Mr. Goolsby was employed in the kaolin industry for several years working in General Refractories and U.S. Borax. In the late 1960s and early 1970s he was employed by the State Environmental Division and Reynolds Aluminum. He has been self employed in the land and timber business since the late 1970s. Mr. Goolsby is a partner in James Emory, Inc. and Penmain Head, LLC and owner of Jones Central, LLC, all land oriented businesses. He is a member of Old Clinton Methodist Church.

JAMES R. HAWKINS – Mr. Hawkins, age 44, is a resident of Bibb County. Since 1982, Mr. Hawkins has been self employed in various ventures such as construction, land and timber and aviation. He is currently owner of Siteco, which is an earthmoving and grading company that primarily serves Middle Georgia. He also owns Fairmont Equipment, LLC, an equipment company, and is involved in various commercial and residential real estate partnerships. Mr. Hawkins is an Airline Transport rated commercial pilot with approximately 6,000 hours of flight experience.

JOHN A. HUDSON – A resident of Jones County, Mr. Hudson, age 66, was born in Bremen, Georgia and lived there until his family moved to Missouri. He graduated from high school in Clinton, Missouri. Dr. Hudson attended the University of Missouri and earned AB and MD degrees. He obtained his post graduate training in internal medicine, cardiology, and critical care medicine in California; first at the U.S. Naval Hospital, San Diego and then at Mercy Hospital, also in San Diego. He joined the Mercer University School of Medicine Faculty before that school opened in 1982. In addition to clinical practice and teaching Dr. Hudson has served in several administrative capacities at the Mercer Medical School and the Medical Center of Central Georgia. These include: Director of Medical Education, Associate Dean for Clinical Education, Executive Associate Dean and Chairman of the Department of Internal Medicine. He presently serves as a Professor of Internal Medicine and Chief of the Division of Cardiology, a position he has held since 2000.

R. DREW HULSEY, JR., – Mr. Hulsey, age 44, graduated with a BBA in Finance from Georgia Southern University. He is also an alumnus of the Graduate School of Banking at Louisiana State University. Mr. Hulsey has been in banking since 1985. Before joining the Bank as CEO in 2003 he most recently served as Regional Business Banking Manager at BB&T in Macon. He also served as City Executive for BB&T in Tifton, GA, and has commercial and retail banking experience with Commercial Banking Company in Valdosta, SunTrust Bank and Bank of America. Mr. Hulsey is a board member for a local charitable foundation and is a member of the Executive Board for the Central Georgia Boy Scout Council. He and his family attend Martha Bowman United Methodist Church where he is the treasurer of their Sunday School class.

ROBERT C. McMAHAN – Mr. McMahan, age 66, has been President and CEO of Golden Point Group, Inc., a company specializing in small business investments, since December 1994. Mr. McMahan is the former Chairman and CEO of Decatur Federal and DFSoutheastern, Inc. headquartered in Decatur, Georgia. With the merger of First Union and Decatur Federal, he was appointed Vice Chairman. He is currently a member of the Board of Directors for Cotton States Insurance, Mountain Heritage Bank, UCB Financial Group, Inc. and its subsidiary Atlanta Business Bank and is the Vice Chairman of Greater Atlanta Christian School and Secretary of Greater Atlanta Christian School Foundation and board member of Georgia Agape, Inc. He has previously served on the Board of Directors of Citizens Trust, First Union National Bank of Georgia, and First Union Corporation of Georgia. Mr. McMahan is the former Vice Chairman of the Savings and Community Banks of America. A native of Sevierville, Tennessee, Mr. McMahan is a graduate of the University of Tennessee and an alumnus of the Graduate School of Savings and Loan at the University of Indiana. Mr. McMahan and his wife, Judy, have two adult children and two grandchildren. He attends Campus Church of Christ, where he serves as a deacon and chairman of the finance committee.

MICKEY C. PARKER – Mr. Parker, age 52, was born and raised in Thomaston, Georgia. In 1973 he entered Mercer University in Macon and started his banking career with Citizens & Southern National Bank. Mr. Parker graduated from Mercer with degrees in Political Science and Business Administration. Mr. Parker’s experience with C&S (and what is now Bank of America) includes Regional Cashier, Regional Personnel Officer, Ingleside Branch Manager, Commercial Lending Officer and manager of Professional & Executive Banking. In 1997 Mr. Parker was hired by the Bank of Eastman as City President of their new branch, Magnolia State Bank of Gray, Georgia. Mr. Parker resigned from Magnolia State Bank in February 2001 and became our President in 2002. Mr. Parker has been very active in civic and community organizations. Positions he has held include: president of Bank Administration Institute, education director for Middle Georgia American Institute of Banking, president of Middle Georgia Computer Club, treasurer of Western Little League, a member of the Macon Exchange Club, vice president of the Jones County Little League, former President of the Jones/Gray Chamber of Commerce and charter president of the Jones County Exchange Club. He is a member of the Jones County Development Authority, the Middle Georgia Workforce Investment Board, Jones County Exchange Club, and the Gray Station Better Hometown Board. He and his wife are members of the Ingleside Baptist Church.

ZELMA A. REDDING – Mrs. Redding, age 64, was born in Macon, Georgia. She is a graduate of Crandall Business College where she received her business degree. In 1961, Mrs. Redding married the late Otis Redding, Jr. and has been actively involved in the music and publishing industry since his death in 1967. Mrs. Redding was a leading agent for Paragon Booking Agency for 14 years. She was responsible for booking numerous bands and entertainers all over the world. She took on an entrepreneur’s role in 1970 by owning a music store and a night club in downtown Macon. In 1994, Mrs. Redding, along with her daughter Karla Redding Andrews, opened an upscale shoe boutique in downtown Macon. In March 2005 she opened Dreams, a fine ladies clothing boutique located just around the corner from the shoe boutique. She continues to maintain the estate of her late husband, which includes overseeing the use and rights to songs, photographs and film footage pertaining to his image and likeness. She established the Otis Redding Memorial Fund in her husband’s honor which aides in the preservation of the Otis Redding Statue along the Ocmulgee Heritage Trail as well as provide scholarships and educational opportunities to children and young adults involved in the music and the arts.

ANGELA M. TRIBBLE – Mrs. Tribble, age 45, is a lifelong resident of Jones County. She graduated magna cum laude from Georgia College & State University in 1983 upon completion of a Bachelor of Science Degree in mathematics and a minor in Computer Information Systems. Mrs. Tribble worked in computer software programming for 14 years and for the last 12 years has devoted her energies full-time as a partner with her husband in various businesses. These businesses include Old Clinton Gas & Groceries and The Palms Car Wash in Gray. Mrs. Tribble assists in the management and accounting of various real estate companies. She is involved in many activities at Tattnall Square Academy where her two daughters attend school. Mrs. Tribble has coached several girls softball and basketball teams. She is a past board member of the Jones County/Gray Chamber of Commerce. She and her family are members of Plentitude Baptist Church.

Code of Ethics

We have adopted a code of ethics applicable to our officers and employees. Although the code does not satisfy all of the criteria set forth in Item 406(b) of the SEC’s Regulation S-B, we believe that it is reasonably designed to promote ethical conduct and prevent conflicts of interest. Because the existing code accomplishes these objectives, we did not believe that it was necessary to adopt an additional code of ethics that complies with the SEC definition at this time, although we may do so in the future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides information concerning the compensation paid to our chief executive officer and our two most highly compensated executive officers (other than our CEO) for services in all capacities for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[2]	Total ($)
R. Drew Hulsey, Jr. CEO	2006	140,587	47,439	—	70,041	—	—	19,118	277,185
Mickey C. Parker President	2006	115,343	25,414	—	27,242	—	—	24,045	192,044
M. Cole Davis EVP	2006	108,215	23,719	—	30,159	—	—	19,472	181,565

[1]

The figures in this column represent the dollar amount recognized for financial statement reporting purposes for 2006. For a discussion of the assumptions that were used in determining these amounts please refer to footnote 10 to the audited financial statements that are included in the annual report on Form 10-KSB that accompanies this proxy.

[2]

The amounts in this column include, with respect to Messrs. Hulsey and Parker, personal use of bank automobile, bank-paid insurance premiums and directors fees. With respect to Mr. Davis, the amount in this column consists of bank-paid insurance premiums.

Outstanding Equity Awards at December 31, 2006

The following table provides information concerning unvested options, unexercised options, and equity incentive plan awards for each of our named executive officers as of December 31, 2006.

Option Awards
	Number of Securities Underlying Unexercised Options(#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable [1]
R. Drew Hulsey, Jr. CEO	41,151 —	— 26,797	14.00 14.00	2/15/2015 2/15/2016
Mickey C. Parker President	41,151 —	— 26,797	14.00 14.00	2/15/2015 2/15/2016
M. Cole Davis EVP	4,115 —	12,345 10,719	14.00 14.00	6/15/2015 2/15/2016

[1]

The unexercisable options for Messrs. Hulsey and Parker vest in three equal annual installments beginning February 15, 2007. The 12,345 unexercised options for Mr. Davis vest as follows: 4,115 on June 12, 2007; 4,115 on June 12, 2008 and 4,115 on June 12, 2009. The 10,719 unexercised options for Mr. Davis vest in three equal annual installments beginning February 15, 2007.

Potential Payments Upon Termination or Change in Control

We have employment contracts with each of our named executive officers that provide for potential payments upon termination or a change in control. A summary of the provisions of these contracts, including the change in control provisions, follows:

R. Drew Hulsey, Jr.

In February 2005 the Bank entered into a Second Amended and Restated Employment Agreement with R. Drew Hulsey, Jr. whereby Mr. Hulsey is employed as the Bank’s Chief Executive Officer. The term of the agreement is for two years with automatic extensions of one day for each day that passes during the term unless either party gives written notice to the other that the term will not be extended further.

During the term of his employment Mr. Hulsey will be entitled to (a) such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors; (b) health and dental (including dependents), disability and life insurance, including term life insurance in an amount at least equal to three times his base salary; and (c) membership in social, professional and civic clubs as determined by the Board of Directors. Mr. Hulsey will also be reimbursed for expenses reasonably incurred by him in the performance of his responsibilities and duties for the Bank.

Mr. Hulsey’s employment agreement will be terminated by his death or disability. It may also be terminated by the discharge by the Bank of Mr. Hulsey for “cause”, as defined in the employment agreement. If Mr. Hulsey is terminated without cause, or if Mr. Hulsey leaves for “good reason” (as defined in the employment agreement) then the Bank will pay Mr. Hulsey severance compensation in an amount equal to two times his annual base salary then in effect, which will be paid in installments over a 24-month period, and the Bank will continue all insurance benefits for Mr. Hulsey and his dependents which were in effect at the time of the termination for a period of 24 months following termination or, if shorter, until Mr. Hulsey is employed by another employer. Assuming a hypothetical not-for-cause termination as of December 31, 2006, the Bank would have had to pay Mr. Hulsey $294,000 over a 24-month period and would have had to continue insurance benefits during that period.

In the event of a “change in control” (as defined in Mr. Hulsey’s employment agreement) of the Bank during the term of employment, then the Bank will pay Mr. Hulsey severance compensation in a lump sum equal to 150% of his base salary then in effect. If the Bank had experienced a change in control as of December 31, 2006 then it would have had to pay Mr. Hulsey $220,500.

Mr. Hulsey’s employment agreement provides that he will not participate in the control or management of another bank within 25 miles of the Bank’s location in Gray, Georgia for a period of one year after the termination, for any reason, of his employment agreement. He is also prohibited from soliciting bank customers for the purpose of selling to them products or services that are competitive with products and services of the Bank for a period of one year following the termination of his employment agreement. The agreement also provides that he will not use or disclose the Bank’s confidential information during the term of his employment and for a period of one year after the termination of employment and he is restricted from disclosing or using the Bank’s trade secrets at all times.

Mickey C. Parker

In February 2005 the Bank entered into an Amended and Restated Employment Agreement with Mickey C. Parker whereby Mr. Parker is employed as the Bank’s President. The term of the agreement is for two years with automatic extensions of one day for each day that passes during the term unless either party gives written notice to the other that the term will not be extended further.

During the term of his employment Mr. Parker will be entitled to (a) such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors; (b) health and dental (including dependents), disability and life insurance, including term life insurance in an amount at least equal to three times his base salary; (c) use of a Bank owned vehicle; and (d) membership in social, professional and civic clubs as determined by the Board of Directors. Mr. Parker will also be reimbursed for expenses reasonably incurred by him in the performance of his responsibilities and duties for the Bank.

Mr. Parker’s employment agreement will be terminated by his death or disability. It may also be terminated by the discharge by the Bank of Mr. Parker for “cause,” as defined in the employment agreement. If Mr. Parker is terminated without cause, or if Mr. Parker leaves for “good reason” (as defined in the employment agreement) then the Bank will pay Mr. Parker severance compensation in an amount equal to two times his annual base salary then in effect, which will be paid in installments over a 24-month period, and the Bank will continue all insurance benefits for Mr. Parker and his dependents which were in effect at the time of the termination for a period of 24 months following termination or, if shorter, until Mr. Parker is employed by another employer. Assuming a hypothetical not-for-cause termination as of December 31, 2006, the Bank would have had to pay Mr. Parker $226,250 over a 24-month period and would have had to continue insurance benefits during that period.

In the event of a “change in control” (as defined in Mr. Parker’s employment agreement) of the Bank during the term of employment, then the Bank will pay Mr. Parker severance compensation in a lump sum equal to 100% of his base salary then in effect. If the Bank had experienced a change in control as of December 31, 2006 then it would have had to pay Mr. Parker $113,125.

Mr. Parker’s employment agreement provides that he will not participate in the control or management of another bank within 25 miles of the Bank’s location in Gray, Georgia for a period of one year after the termination, for any reason, of his employment agreement. He is also prohibited from soliciting bank customers for the purpose of selling to them products or services that are competitive with products and services of the Bank for a period of one year following the termination of his employment agreement. The agreement also provides that he will not use or disclose the Bank’s confidential information during the term of his employment and for a period of one year after the termination of employment and he is restricted from disclosing or using the Bank’s trade secrets at all times.

M. Cole Davis

In June 2005 the Bank entered into an Employment Agreement with M. Cole Davis whereby Mr. Davis is employed as the Bank’s Executive Vice President – Macon City Executive. The term of the agreement is for two years with automatic extensions of one day for each day that passes during the term unless either party gives written notice to the other that the term will not be extended further.

During the term of his employment Mr. Davis will be entitled to such incentives and discretionary bonuses as may be authorized, declared and paid by the Board of Directors. Mr. Davis will also be reimbursed for expenses reasonably incurred by him in the performance of his responsibilities and duties for the Bank.

Mr. Davis’ employment agreement will be terminated by his death or disability. It may also be terminated by the discharge by the Bank of Mr. Davis for “cause,” as defined in the employment agreement. If Mr. Davis is terminated without cause, or if Mr. Davis leaves for “good reason” (as defined in the employment agreement) then the Bank will pay Mr. Davis severance compensation in an amount equal to two times his annual base salary then in effect, which will be paid in installments over a 24-month period, and the Bank will continue all insurance benefits for Mr. Davis and his dependents which were in effect at the time of the termination for a period of 24 months following termination or, if shorter, until Mr. Davis is employed by another employer. Assuming a hypothetical not-for-cause termination as of December 31, 2006, the Bank would have had to pay Mr. Davis $221,000 over a 24-month period and would have had to continue insurance benefits during that period.

In the event of a “change in control” (as defined in Mr. Davis’ employment agreement) of the Bank during the term of employment, then the Bank will pay Mr. Davis severance compensation in a lump sum equal to 100% of his base salary then in effect. If the Bank had experienced a change in control as of December 31, 2006 then it would have had to pay Mr. Davis $110,500.

Mr. Davis’s employment agreement provides that he will not participate in the control or management of another bank within 25 miles of the Bank’s location in Macon, Georgia for a period of one year after the termination, for any reason, of his employment agreement. He is also prohibited from soliciting bank customers for the purpose of selling to them products or services that are competitive with products and services of the Bank for a period of one year following the termination of his employment agreement. The agreement also provides that he will not use or disclose the Bank’s confidential information during the term of his employment and for a period of one year after the termination of employment and he is restricted from disclosing or using the Bank’s trade secrets at all times.

2006 Director Compensation

The following table provides information concerning the compensation of our directors for 2006. The table omits R. Drew Hulsey, Jr. and Mickey C. Parker since they are also named executive officers and their compensation for services as a director is fully reflected in the summary compensation table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christine A. Daniels	3,550	—	7018	—	—	—	10,568
Franklin J. Davis	4,400	—	14,237	—	—	—	18,637
Joseph S. Dumas	4,200	—	14,029	—	—	—	18,229
Terrell L. Fulford	4,300	—	5,845	—	—	—	10,145
Arthur Goolsby	3,800	—	20,946	—	—	—	24,746
James R. Hawkins	3,600	—	4,674	—	—	—	8,274
Dr. John A. Hudson	4,250	—	9,358	—	—	—	13,608
Robert C. McMahan	3,550	—	14,029	—	—	—	17,579
Zelma A. Redding	4,450	—	12,162	—	—	—	16,612
Angela Tribble	4,350	—	24,789	—	—	—	29,139

[1]

The figures in this column represent the dollar amount recognized for financial statement reporting purposes for 2006. For a discussion of the assumptions that were used in determining these amounts please refer to footnote 10 to the audited financial statements that are included in the annual report on Form 10-KSB that accompanies this proxy statement.

COMMON STOCK OWNERSHIP

The following table sets forth certain information regarding our common stock owned, as of March 31, 2007, by each director, including our CEO and our President.

Name and Address	Class	Positions Held	Shares Owned[1]		Percentage
Christine A. Daniels 280 Stonegable Drive Gray, Georgia 31032	II	Director (Secretary)	17,301	[2]	1.27%
Franklin J Davis 140 Elam Church Road Gray, Georgia 31032	II	Director	31,859	[3]	2.34%
Joseph S. Dumas 864 Wimbledon Court Macon, Georgia 31210	III	Director	42,101	[4]	3.10%
Terrell L. Fulford 161 Virginia Avenue Gray, Georgia 31032	III	Director (Vice Chairman)	14,918	[5]	1.10%

Name and Address	Class	Positions Held	Shares Owned[1]		Percentage
Arthur Goolsby 228 Bray Creek Gray, Georgia 31032	I	Director	70,071	[6]	5.16%
James R. Hawkins 790 St. Andrews Drive Macon, Georgia 31210	II	Director	11,534	[7]	0.85%
Dr. John A. Hudson 172 Bray Creek Gray, Georgia 31032	I	Director (Chairman)	33,068	[8]	2.43%
R. Drew Hulsey, Jr. 1419 Briarcliff Road Macon, Georgia 31211	II	Director CEO	57,098	[9]	4.20%
Robert C. McMahan One Brookhaven Dr.#202 Atlanta, Georgia 30319	I	Director	32,101	[10]	2.36%
Mickey C. Parker 114 Longleaf Lane Gray, Georgia 31032	I	Director President	73,808	[9,11]	5.43%
Zelma A. Redding 288 Otis Redding Drive Round Oak, Georgia 31038	III	Director	37,611	[12]	2.77%
Angela Tribble 1061 Howard Roberts Drive Gray, Georgia 31032	III	Director	59,428	[13]	4.34%
All directors and executive officers as a group (12 persons)			480,898	[14]	35.39%

[1]

The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

[2]	Includes 15,000 shares held jointly with Ms. Daniels’ spouse and 2,300 shares that she may acquire by virtue of her exercise of options.

[3]	Includes 15,000 shares held jointly with Mr. Davis’ spouse and 4,668 shares that he may acquire by virtue of his exercise of options.

[4]	Includes 20,000 shares held jointly with Mr. Dumas’ spouse and 4,600 shares that he may acquire by virtue of his exercise of options.

[5]	Includes 12,500 shares held jointly with Mr. Fulford’s spouse and 1,917 shares that he may acquire by virtue of his exercise of options.

[6]	Includes 6,869 shares that he may acquire by virtue of his exercise of options.

[7]	Includes 1,533 shares that he may acquire by virtue of his exercise of options.

[8]	Includes 20,000 shares held jointly with Dr. Hudson’s spouse and 3,067 shares that he may acquire by virtue of his exercise of options.

[9]	The figures for Messrs. Hulsey and Parker each include 50,083 shares that they may acquire by virtue of their exercise of options.

[10]	Includes 4,600 shares that he may acquire by virtue of his exercise of options.

[11]	Includes 4,000 shares held jointly with Mr. Parker’s spouse.

[12]	Includes 3,987 shares that she may acquire by virtue of her exercise of options.

[13]	Includes 50,800 shares held jointly with spouse and 8,127 shares that she may acquire by virtue of her exercise of options.

[14]	Includes 141,834 shares that may be acquired by virtue of their exercise of options.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

During the year ended December 31, 2006, the Board of Directors of the Bank held 11 meetings. All of the directors of the Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served. We do not have a formal policy regarding director attendance at the annual meeting of shareholders, although all directors are encouraged to attend. All of our directors attended the Bank’s 2006 annual meeting of shareholders.

Our Board of Directors has an Audit Committee and an Executive Committee. We do not have a formal nominating committee nor written charter. In lieu of a nominating committee, Board members may recommend and vote on a slate of director nominees to be put forth to a vote by our shareholders. We do not currently have a formal policy or process for identifying and evaluating nominees other than the qualification requirements set forth by Georgia law and our bylaws. The Board does not currently have a formal written policy with regard to the consideration of any director candidates recommended by security holders. The Board has determined that in view of our relative size and shareholder base, such a policy has been unnecessary in the past, although it will continually re-evaluate the appropriateness of developing such a policy in the coming year.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The names of each member of our Audit Committee are: Frank Davis, Jim Hawkins and Jim Goolsby. Mr. Davis serves as Chairman of the Audit Committee. The Board of Directors has adopted a written charter, which is included as Appendix A to this proxy statement.

All of the members of our Audit Committee are independent, as defined by the National Association of Securities Dealers, Inc. (“NASD”). The Audit Committee recommends to the Board of Directors the independent accountants to be selected as the Bank’s auditors and reviews the audit plan, financial statements and audit results.

The Audit Committee met five times in 2006. The Audit Committee has the responsibility of reviewing our financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the

Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditor the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors.

The Board of Directors believes that Franklin J. Davis qualifies as an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of the SEC’s Regulation S-B.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2006 with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Codifications of Statements on Auditing Standards, AU § 380), Communications with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent accountants their independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-KSB for filing with the SEC. Submitted by the members of the Audit Committee: Franklin J. Davis, James R. Hawkins and Arthur J. Goolsby.

Executive Committee

Among other functions, the Executive Committee is responsible for establishing the compensation plans for the Bank. Its duties include the development with management of all benefit plans for employees of the Bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The names of each member are: John A. Hudson, Franklin J. Davis, Terrell L. Fulford, Robert C. McMahan and R. Drew Hulsey, Jr. Mr. Hulsey does not vote on matters involving his compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have followed a policy of granting various types of loans to executive officers, directors, to their family members, and to certain entities in which they have an interest. However, the loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with our other customers, and do not involve more than the normal risk of collectibility, or present other unfavorable features. Otherwise, we have not during the last two years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest. As of March 1, 2007 our directors and executive officers and entities with which they are affiliated were indebted to the Bank in the aggregate amount of $3,361,884. The total outstanding commitments to directors and executive officers, as of March 1, 2007, was $3,472,349.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Bank under Rule 16a-3(d) during 2006, no director, officer and/or beneficial owner of more than 10% of the Bank’s common stock failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934 during the 2004 fiscal year.

INDEPENDENT PUBLIC ACCOUNTANT

General

We have selected the firm of Mauldin & Jenkins, LLC to serve as our independent auditors for the year ending December 31, 2007. We do not expect a representative from this firm to attend the annual meeting. There have been no changes in or disagreements with Mauldin & Jenkins, LLC on accounting and financial disclosure in 2006.

During fiscal years ended December 31, 2006 and 2005, Mauldin & Jenkins, LLC provided the following professional services:

	2006	2005
Audit Fees	$49,743	$35,822
Audit Related Fees	—	—
Tax fees	$6,848	$5,500
All Other Fees	—	—
Total	$56,591	$41,322

Audit fees consist of the audit of the year end financial statements, the review of financial statements included in our quarterly filings on form 10-QSB, and services provided in connection with the review of our annual report on form 10-KSB. Tax fees consist of tax preparation services for federal, state, and local authorities.

Preapproval by Audit Committee

Under the Audit Committee’s charter, the Audit Committee is required to give advance approval of any non-audit services to be performed by our auditors, provided that such services are not otherwise prohibited by law.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our Board of Directors welcomes all communications from shareholders to the Board of Directors and/or management. Communications received by management will be discussed with the Chairman of the Board who is then responsible to exercise his or her discretion whether to present the communication to the full Board. Each Board member who receives communications directly from security holders exercises his or her own discretion upon whether to present the communications to the Board of Directors. Shareholders may direct any communications to Piedmont Community Bank Group, Inc., P.O. Box 1669, Gray, Georgia 31032, Attention: Julie Simmons.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2008 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 29, 2007. To ensure prompt receipt by us, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. Any shareholder proposal not received by us before March 13, 2008 will be considered untimely and, if presented at the 2008 annual meeting of shareholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a – 4(c) promulgated under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

The Board of Directors is not aware of any other matter that will come before the meeting, including any adjournments of it, that has not been discussed in this Proxy Statement. If other matters properly come before the meeting, the persons named in the Proxy Card will vote your shares in their discretion.

UPON WRITTEN REQUEST, A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-KSB, INCLUDING FINANCIAL STATEMENTS AND THE FINANCIAL SCHEDULES AS FILED WITH THE SEC SHALL BE FURNISHED TO SHAREHOLDERS WITHOUT CHARGE. PLEASE DIRECT YOUR WRITTEN REQUEST TO: JULIE SIMMONS, PIEDMONT COMMUNITY BANK GROUP, INC., P. O. BOX 1669, GRAY, GEORGIA 31032.

April 27, 2007

APPENDIX A

AUDIT COMMITTEE CHARTER

PIEDMONT COMMUNITY BANK GROUP, INC.

I.	PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by Piedmont Community Bank Group, Inc. (the “Company”) to any governmental body or the public; the Company’s systems of internal controls; and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, compliance with ethics policies, legal and regulatory requirements.

•	Review and appraise the audit efforts of the Company’s independent auditors and internal auditing department.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom must: (i) be independent as defined in Nasdaq Marketplace Rule 4200(a)(15); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act of 1934 (subject to the exemptions provided in Rule 10A-3(c)); (iii) not have participated in the preparation of the Company’s financial statements or any subsidiary at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including, but not limited to, the Company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

One director, who is not an “independent director”, as defined by the rules of Nasdaq, and is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders and the Board discloses, in the next annual proxy statement after such determination, the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve longer than two years and may not chair the Audit Committee.

The members of the Audit Committee and its Chairperson shall be designated by the Board of Directors at the annual organizational meeting of the Board.

III.	MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent auditors and management quarterly to review the Company’s financials consistent with IV.A.4. below.

IV.	RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of a high quality. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee will take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior

To fulfill its responsibilities and duties the Audit Committee shall:

A.	Documents/Reports Review

1.	Review and update this Charter, at least annually and more frequently as conditions dictate.

2.	Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

3.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

4.	Review with financial management and the independent auditors the 10-QSB or 10-KSB and the release of earnings prior to its filing or release. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

5.	Establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

B.	Independent Auditors

1.	Be directly responsible for the appointment, retention, and termination of the independent auditors, subject to shareholder ratification, and the independent auditors must report directly to the Audit Committee. The Audit Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting.

2.	Pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee. Any decisions of the Chairperson, to whom pre-approval authority is delegated, will be presented to the full Audit Committee at its next scheduled meeting.

3.	Obtain and review a report, at least annually, by the independent auditors describing: (i) the firm’s internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company in order to assess the auditor’s independence.

4.	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

C.	Financial Reporting Processes

1.	In consultation with the independent auditors and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

2.	Consider the independent auditors’ judgments about the quality, and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

4.	Review the Company’s quarterly and annual financial statements with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to any governmental body or the public.

5.	Review with the independent auditors and the Company’s counsel compliance matters and any legal or regulatory matter that could have a significant impact on the Company’s financial statements.

6.	Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

7.	Prepare a report for including in the Company’s annual proxy statement, as required by the SEC.

D.	Oversight of Audit Process

1.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, to review such audit, including any comments or recommendations of the independent auditors.

2.

Review with the independent auditors the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis shall be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

3.	Review the internal audit function of the Company including the independence and authority of its reporting obligations.

4.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

5.	Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

E.	Process Improvement and other Roles and Responsibilities

1.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

3.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.

4.	Review corporate attorneys’ reports for evidence of a material violation of securities laws or breaches of fiduciary duty.

5.	Set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

PIEDMONT COMMUNITY BANK GROUP, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 31, 2007

The undersigned shareholder of Piedmont Community Bank Group, Inc. (the “Company”) hereby appoints Mickey C. Parker and R. Drew Hulsey, Jr. and each of them as proxies, with full power of substitution acting by either of them if only one of them be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Chamber of Commerce Auditorium located at 161 W. Clinton Street, Gray, Georgia 31032, on Thursday May 31, 2007, and at any adjournments thereof, upon the proposal described in the accompanying Notice of the Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS HEREBY RECOMMENDS

A VOTE FOR THE PROPOSAL

PROPOSAL ONE:	To elect four Class I nominees listed below each to serve as directors of the Company for a three-year term expiring at the 2010 Annual Meeting of Shareholders.

☐ For all the nominees listed below	☐ Withhold authority to vote for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee or nominees, strike a line through the nominee’s name or names listed below.)

Arthur J. Goolsby John A. Hudson Robert C. McMahan Mickey C. Parker

This proxy will be voted as directed, but if direction to the contrary is not indicated, it will be voted FOR the Proposal.

Discretionary authority is hereby conferred as to all other matters which may come before the Meeting.

	Dated:	, 2007
Signature of Shareholder

Signature of Shareholder (for jointly held shares)

If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting and give full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in the name of the entity by an authorized person.

Please mark, date and sign this Proxy, and return it in the enclosed, return-addressed envelope. No postage is necessary.

PLEASE RETURN THIS PROXY TO REACH THE COMPANY NO

LATER THAN MAY 30, 2007